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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Steve Ellis
SAGA SOFTWARE, Inc.
703-391-8295
steve.ellis@sagasoftware.com
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                SAGA SOFTWARE NAMES NEW CHIEF FINANCIAL OFFICER
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          RESTON, VA, January 31, 2000--SAGA SOFTWARE, Inc. (NYSE:AGS) (SAGA)
announced today the appointment of Dale E. Williams as Vice President and Chief Financial Officer, succeeding Harry K. McCreery, who is retiring after 10 years with the Company.

          Mr. Williams, who most recently served as Vice President and Chief Financial Officer for GE Information Services (GEIS), joins SAGA after a 15-year career with General Electric Company (GE). While at GE, he held a broad scope of financial positions throughout various divisions. He joined GEIS in 1996 as Manager-Global Financial Planning and Analysis and earned the CFO role there in 1998.

          SAGA President and CEO Dan Gillis said, "Dale Williams brings to SAGA a track record of demonstrated executive leadership and an extensive knowledge of all aspects of finance. He will blend into SAGA's culture and financial framework with ease, and I am confident that his skills and industry experience will provide a solid foundation for the growth we expect as SAGA continues to expand its presence in the enterprise integration and e-business integration markets."

          Mr. Williams, who will report directly to Mr. Gillis, said, "SAGA is an exciting company and is becoming a leader in the exploding e-business integration space. I'm delighted to be part of a team that has a track record of profitability and providing first-rate customer solutions."

          Mr. McCreery said, "It's been an honor to have served as SAGA's CFO for the past decade. SAGA has a tremendous future and professionals like Dale Williams will contribute to assuring that the Company continues to be a leader in its markets."

          A Summa Cum Laude graduate from Indiana University, Mr. Williams is the recipient of several achievement awards from GE. He is also a graduate of the GE Financial Management Program and served as a member of the company's Corporate Audit Staff from 1987-1991.

About SAGA SOFTWARE

     SAGA, based in Reston, Virginia, offers a full suite of e-business integration and enterprise systems software that extend and support billions of mission critical transactions daily for some of the world's largest organizations. SAGA's products and services leverage existing IT investments by connecting customers' legacy and packaged applications with the newest e-business processes and applications--thereby enabling its customers to free their information from the heart of the enterprise to the desktop. SAGA's parent company is traded on the New York Stock Exchange under the symbol AGS. For further information, please visit the Company's Web site at www.sagasoftware.com.
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